NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS FIRST QUARTER FINANCIAL RESULTS

•      Strong First Quarter Sales
•      Sales Volume and Productivity Leverage Earnings
•      Strong Cash Conversion

May 3, 2010 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the first quarter ended April 3, 2010.  Net sales of $507.3 million increased 14.4% as compared to the $443.3 million reported for the first quarter of 2009.  Diluted earnings per share were $0.98 as compared to $0.39 for the first quarter of 2009.

“While we remain cautious about the state of the economy, we are pleased to report strong sales and earnings for the first quarter,” commented Henry Knueppel, Chairman and Chief Executive Officer.  “We are particularly pleased that the actions we have taken over the past 18 months are making a significant contribution to our results as sales volume has strengthened.”

Sales for the three months ended April 3, 2010, were $507.3 million, a 14.4% increase from the $443.3 million reported for the three months ended March 28, 2009.  First quarter sales of high efficiency products were 17.7% of total sales as compared to 12.9% for the first quarter 2009.

In the Electrical segment, sales increased 16.8% from the prior year first quarter.  Sales for the residential HVAC motor business were positively impacted by the strong end market demand for higher efficiency products resulting in a 32.9% increase during the first quarter as compared to the first quarter 2009.  Driven by improving end markets, commercial and industrial motor sales in North America for the three months ended April 3, 2010 increased 9.8% over sales for the three months ended March 28, 2009.  Global generator sales however, decreased 9.3% for the three months ended April 3, 2010 as compared to the prior year. Sales in the Mechanical segment decreased 3.5% from the prior year first quarter as a result of the slower recovery in later cycle industrial products.

From a geographic perspective, Asia-based sales increased 27.3% as compared to 2009.  In total, sales to regions outside of the United States were 27.1% of total sales for the three months ended April 3, 2010 as compared to 26.7% in 2009.  The impact of foreign currency exchange rates increased total sales by 1.6% for the three months ended April 3, 2010 as compared to the prior year period.

The gross profit margin for the three months ended April 3, 2010 was 25.8% as compared to 20.4% reported for 2009.  The gross profit margin for the Electrical segment was 25.6% for the three months ended April 3, 2010 versus 19.6% in the prior year.  Electrical segment margins improved due to a positive mix of higher efficiency products, cost reduction efforts, including the benefit from the 2009 plant consolidations, and the absorption benefit from higher production volumes.  These benefits offset the negative impact of material inflation and negative price. The Mechanical segment gross margin was 27.7% for the three months ended April 3, 2010 versus 26.9% in the prior year.  The Mechanical segment gross margin improvements were driven by cost reduction and productivity results.

Operating expenses were $68.2 million (13.4% of net sales) in the three months ended April 3, 2010 versus $62.4 million (14.1% of net sales) in 2009.  Higher sales volumes increased variable operating costs, incremental spending on acquisition related costs ($1.7 million), and incentive compensation cost accruals ($3.4 million) raised operating costs in 2010 as compared to the same period in 2009.  Electrical segment operating expenses were 13.3% of net sales for the three months ended April 3, 2010 versus 14.0% in the prior year.   Mechanical segment operating expenses were 14.9% of net sales in 2010 and 14.8% in 2009.

Income from operations was $62.8 million for the three months ended April 3, 2010 and $28.2 million in the prior year.  As a percentage of sales, income from operations was 12.4% in 2010 versus 6.4% in 2009.  This improvement was driven by a mix toward higher efficiency products, cost reduction efforts, including the benefit from the 2009 plant consolidations, and the absorption benefit of higher production volumes.  Electrical segment income from operations was 12.3% of net sales in 2010 versus 5.6% in 2009.  The Mechanical segment income from operations was 12.8% of net sales for 2010 versus 12.1% of net sales in 2009.

Net interest expense for the three months ended April 3, 2010 was $4.4 million versus $7.0 million for the three months ended March 28, 2009.  During 2010, the Company’s net interest expense decreased, driven by lower average amounts outstanding and the higher interest income.  The effective tax rate for the three months ended April 3, 2010 was 31.7% compared to 34.1% in the prior year period.  The decrease in the effective tax rate is driven by changes in the global distribution of income.

Net Income Attributable to Regal Beloit Corporation for the three months ended April 3, 2010 was $37.8 million, an increase of 195.3% versus the $12.8 million reported in 2009.  Fully diluted earnings per share was $0.98 as compared to $0.39 reported for the three months ended March 28, 2009.  The average number of diluted shares was 38,622,314 during the three months ended April 3, 2010 as compared to 32,594,802 during the three months ended March 28, 2009.

Cash flow from operations was $44.4 million for the three months ended April 3, 2010 as compared to $18.6 million for the first quarter of 2009.  The increase is a primarily a result of higher net income.

 “We remain cautious but optimistic about the markets we serve as we look to the second quarter and beyond.  Our expectations are for continued strength in Asia and a more muted recovery in North America and Europe,” continued Mr. Knueppel.  “This market view, coupled with higher production levels in our plants and the benefits of the prior and current year productivity efforts somewhat negatively impacted by commodity cost increases not fully offset by pricing actions, result in our expectation for second quarter earnings to be in the range of $0.96 to $1.04 per share.”

Financial results for the second quarter will include the results from the recently acquired CMG business.  Expected second quarter results for the business are for sales of approximately $30 million and the impact to earnings per share to be somewhat neutral as a result of purchase accounting related charges.

Regal Beloit will be holding a conference call pertaining to this news release at 10:00 AM CDT (11:00 AM EDT) on Tuesday, May 4, 2010.  To listen to the call via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=68057. Individuals who would like to participate by phone should dial 866-524-3160, referencing Regal Beloit. International callers should dial 412-317-6760, referencing Regal Beloit.  A telephone replay of the call will be available through June 3, 2010 at 877-344-7529, conference ID 439692. International callers should call 412-317-0088 using the same conference ID.   A webcast replay
will be available for one year and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm  or at
http://www.videonewswire.com/event.asp?id=68057.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT

This Press Release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;
•	difficulties in staffing and managing foreign operations;
•
other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this press release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on March 2, 2010.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
In Thousands of Dollars, Except Shares Outstanding, Dividends Declared and Per Share Data

	Three Months Ended
	April 3, 2010	March 28, 2009

Net Sales	$507,318	$443,274

Cost of Sales	376,403	352,704

Gross Profit	130,915	90,570

Operating Expenses	68,150	62,378

Income From Operations	62,765	28,192

Interest Expense	5,061	7,119

Interest Income	641	133

Income Before Taxes & Noncontrolling Interests	58,345	21,206

Provision For Income Taxes	18,477	7,230

Net Income	39,868	13,976

Less: Net Income Attributable to Noncontrolling Interests, net of tax	2,106	1,189

Net Income Attributable to Regal Beloit Corporation	$37,762	$12,787

Earnings Per Share of Common Stock:

Basic	$1.01	$0.41

Assuming Dilution	$0.98	$0.39

Cash Dividends Declared	$0.16	$0.16

Weighted Average Number of Shares Outstanding:

Basic	37,446,007	31,457,282
Assuming Dilution	38,622,314	32,594,802

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
In Thousands of Dollars

	(Unaudited) April 3, 2010	January 2, 2010
ASSETS
Current Assets:
Cash, Cash Equivalents and Investments	$405,195	$379,975
Trade Receivables and Other Current Assets	368,108	330,562
Inventories	274,110	268,839
Total Current Assets	1,047,413	979,376

Net Property, Plant and Equipment	343,456	343,071

Other Noncurrent Assets	791,508	789,790
Total Assets	$2,182,377	$2,112,237

LIABILITIES AND EQUITY
Accounts Payable	$185,260	$161,902
Other Current Liabilities	182,753	147,164
Long-Term Debt	425,975	468,065
Deferred Income Taxes	71,507	72,418
Other Noncurrent Liabilities	86,334	82,620
Total Liabilities	$951,829	$932,169

Equity	1,230,548	1,180,068
Total Liabilities and Equity	$2,182,377	$2,112,237

SEGMENT INFORMATION
Unaudited
In Thousands of Dollars

	Mechanical Segment		Electrical Segment
	Three Months Ending		Three Months Ending
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Net Sales	$50,073	$51,912	$457,245	$391,362
Income from Operations	6,425	6,286	56,340	21,906

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
In Thousands of Dollars

	Three Months Ended
	April 3, 2010	March 28, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,868	$13,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,025	15,277
Excess tax benefits from stock-based compensation	(670)	(1,675)
Gain on sale of assets, net	-	(91)
Stock-based compensation expense	1,357	773
Non-cash convertible debt deferred financing costs	-	1,063
Change in assets and liabilities, net of acquisitions	(13,215)	(10,725)
Net cash provided by operating activities	44,365	18,598

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(11,241)	(8,143)
Net purchases of investment securities	(29,064)	-
Business acquisitions, net of cash acquired	-	(1,500)
Sale of property, plant and equipment	-	306
Net cash used in investing activities	(40,305)	(9,337)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term borrowings	(1,661)	(8,265)
Payments of long-term debt	(46)	(56)
Net borrowings (repayments) under revolving credit facility	(2,863)	19,150
Dividends paid to shareholders	(5,981)	(5,024)
Proceeds from the exercise of stock options	1,223	512
Excess tax benefits from stock-based compensation	670	1,675
Net cash (used in) provided by financing activities	(8,658)	7,992

EFFECT OF EXCHANGE RATES ON CASH	318	(425)

Net (decrease) increase in cash and cash equivalents	(4,280)	16,828
Cash and cash equivalents at beginning of period	262,422	65,250
Cash and cash equivalents at end of period	$258,142	$82,078